U.S. ENERGY CORP. ANNOUNCES HIGHEST INITIAL PRODUCTION RATE BAKKEN WELL TO DATE IN WILLISTON BASIN DRILLING PROGRAM

COMPANY UPDATES WILLISTON BASIN OIL AND GAS DRILLING INITIATIVES

RIVERTON, Wyoming – January 28, 2011 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today provided an update on its oil and gas drilling initiatives in the Williston Basin of North Dakota.

Williston Basin – Bakken / Three Forks Formation

Rough Rider Prospect

U.S. Energy Corp. currently has 14 completed wells, 3 wells scheduled for completion in February and one well being drilled in the Williston Basin of North Dakota under the Drilling Participation Agreement (“DPA”) with Brigham Exploration Company (NASDAQ: BEXP) ("Brigham" or "BEXP").  To date our average initial production rate for the first 14 wells drilled under the DPA is 2,567 BOED.

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The Lloyd 34-3 #1H, our highest initial production rate Bakken well to date,  produced approximately 3,240 barrels of oil and 4.74 MMCF of natural gas or 4,030 BOE/D during an early 24-hour initial flow back period.  The well was completed with swell packers and 31 fracture stimulation stages.  U.S. Energy's initial working interest in this well is approximately 29% (~23% net revenue interest).  Oil sales from this well commenced in early January.

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The Brad Olson 9-16 #3H, Kalil Farms 14-23 #1H and the MacMaster 11-2 #1H wells, are expected to begin completion operations in February.  U.S. Energy's initial working interest in these wells is approximately 31% (~25% net revenue interest), 20% (~16% net revenue interest) and 41% (~32% net revenue interest), respectively.

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The Hovde 33-4 #1H well, the 15th and final initial well under the DPA, is currently drilling in the horizontal portion of the wellbore.  This well is currently scheduled to be completed in March.  U.S. Energy's initial working interest in the well is approximately 23% (~18% net revenue interest).  The Hovde well and unit is a direct offset (to the west) of the Lloyd well and unit.

Press Release
January 28, 2011

Currently, U.S. Energy Corp. anticipates drilling four to six infill wells in its 2011 drilling program with Brigham.  Four of the infill units have been identified as the Kalil 25-36 unit, the Sedlacek 33-4 unit, the State 36-1 unit, and the Lloyd 34-3 unit.

Yellowstone and SE HR Prospects

The Company announced an additional participation agreement in the Williston Basin in McKenzie County, North Dakota with private operator, Zavanna LLC in mid December 2010.  The Company paid $10.95 million to acquire approximately 6,200 net mineral acres or 35% of Zavanna’s collective working interest in two contiguous lease parcels known as the Yellowstone and SE HR prospects.  Under the new program with Zavanna, the Company anticipates participating in 31 gross 1,280 acre spacing units (at various working interests up to 35%) with the potential of 93 gross Bakken and 93 gross Three Forks wells (based on three wells per formation per unit).

Zavanna initiated drilling of the first well in a three well program on January 15, 2011.  The Cheryl 14-23 #1H well (35% working interest/~27% net revenue interest/Yellowstone Prospect) is currently drilling in the horizontal portion of the wellbore.  The second well in the program, the Olson 8-5 #1H well (30% working interest/~23% net revenue interest/Yellowstone Prospect) is schedule to be drilled after the Cheryl 14-23 #1H well reaches total depth and casing is set.  The third initial well, the Colfax 3-10 #1H (13% working interest/~10% net revenue interest/SE HR Prospect) well is scheduled to be drilled after the Olsen 8-5 #1H well.  Zavanna is currently planning to complete all three wells in the second quarter.  The wells are planned to be long laterals to be drilled to an approximate total measured depth of 20,000 ft (~10,000 vertical / ~10,000 horizontal) and to be completed with approximately 30 fracture stimulation stages.  As previously announced, Zavanna and its partners (including USE) are continuing their efforts to secure a full time drilling rig in the second quarter of 2011 to drill six to eight additional gross wells in 2011.

The Company’s total acreage position and drilling inventory in the Williston Basin now total ~72,800 gross and ~22,400 net acres (including Montana), with the potential for 276 gross drilling locations in our two programs (based on three Bakken and Three Forks wells per formation per unit).

"We are pleased to announce our highest initial production rate well to date in the Williston Basin to start off 2011," said Keith Larsen, CEO of U.S. Energy Corp.  “Between the two programs currently underway, we will have three additional completions in the first quarter and three in the second quarter, and we are planning to drill 10-12 additional gross Bakken wells for the balance of the year," he added.

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Press Release
January 28, 2011

Disclosure Regarding Forward-Looking Statements

This news release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, USE's drilling of wells with Brigham and Zavanna, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  Also, as previously announced on December 14, 2010, our working interest in all of the Zavanna acreage is subject to a 30% reduction after payout in favor of Zavanna.  There is no assurance that any of the wells (referenced in this press release) will be productive.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed November 8, 2010).  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

It should also be noted that all of the working interests mentioned in this press release are subject to change based on non-consents by other working interest partners in each unit.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com